SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2000

WASTEMASTERS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-12914	52-1507818
(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

205 South Bickford

El Reno, Oklahoma 73036

(Address of principal executive offices) (Zip Code)

(405) 262-0800

(Registrant's telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.

On December 13, 2000, WasteMasters, Inc., a Delaware corporation ("WMI"), Automated Waste Solutions, Inc., a Pennsylvania corporation ("Automated") and All Waste Disposal Service, Inc., a Pennsylvania corporation ("All Waste"), entered into a Purchase and Sale Agreement (the "Agreement") with Ace Waste Services, Inc. ("Ace"), a New Jersey corporation. WMI, Automated and All Waste are subsidiaries of WasteMasters, Inc., a Maryland corporation (the "Company"). Under the Agreement, Ace purchased substantially all of the assets of All Waste consisting of all trucks, trailers, containers, compactors, equipment, inventory, customer lists and goodwill used by All Waste in its operations. Also included in the sale was a Preferred Vendor Agreement, beneficially held by Automated, for solid waste collection and disposal services in Pennsylvania and surrounding areas, performed by All Waste.

As consideration for the assets conveyed to Ace, the Company received 51% of the issued and outstanding common stock of Ace. In addition, Janet Drialo-McArdle, the sole shareholder of Ace, was granted an option to purchase 200,000 shares of common stock of the Company at a price of $.20 per share until November 13, 2002. Under the Agreement, the Company also agreed to loan Ace $50,000 as working capital funds, with $25,000 payable on December 13, 2000 and $25,000 payable on December 20, 2000. The loan does not bear interest and is shall only be repaid upon the approval of a majority of the Board of Directors of Ace.

  In addition, WMI and Ms. Drialo-McArdle entered into a shareholder agreement pertaining to Ace. The shareholder agreement provides, in part, that:
  the board of directors of Ace shall consist of four persons, with Ms. Drialo-McArdle and WMI each having the right to nominate two of a the directors;
  any matter requiring a majority approval of the board of directors that results in a tie vote can be resolved by arbitration;
  neither shareholder can transfer their shares unless Ace and the other shareholder consents or the transferee agrees to be bound by the provisions of the shareholder agreement;
  Ace has a right of first refusal, exercisable for 90 days, to purchase any shares which a shareholder desires to sell, and the other shareholder(s) have a right of first refusal, exercisable for 90 days, to purchase any shares which Ace fails or refuses to purchase pursuant to its right of first refusal;
  WMI has an option, effective on November 13, 2002, to purchase the remaining 49% ownership interest in Ace at a purchase price equal to fifteen (15) times monthly revenue, based on the average monthly revenue for the preceding six months, minus long term notes payable times the percentage of shares of Ace beneficially owned by a shareholder at that time. In the event WMI exercises its option to purchase the remaining 49% ownership in Ace, then WMI is obligated to offer employment to Joseph Lombardo and Michael McArdle, two employees of Ace, for three years at their average rate of pay for the six months preceding the exercise of the option. In the event such employees' employment is terminated at any time within such three year period, other than by the employee's voluntary termination of employment, the employees will be entitled to receive all compensation due them for the remainder of the employment term and shares of restricted common stock of the Company with a market value of $500,000 on the date of termination. In consideration for the option, the Company agreed to issue Ms. Drialo-McArdle 200,000 shares of restricted common stock.

The Company originally acquired Automated and All Waste on October 1, 2000. The Company elected to combine the operations of Automated and All Waste with Ace because of the complimentary nature of the markets served by the two organizations, as well as the ability to take advantage of the superior operating skills of Ace's management. The principle market served by Ace now consists of Southeastern Pennsylvania and all of Delaware. Its principle competitors are Waste Management, BFI Industries, Superior Waste and Republic Waste. Ace has 12 rolloff trucks, 3 tractors and 186 containers. Approximately 60% of Ace's business is construction and demolition waste, and the remaining 40% is municipal solid waste collection from commercial customers. Based on current operating levels, Ace should generate from $4 million to $5 million in revenues in 2001.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements of Businesses Acquired: No historical financial statements for Ace Waste Services, Inc. ("Ace") are being filed herewith because the interest in Ace acquired in the transaction is not significant as determined under Item 310(c)(2). Specifically:

(i) The Company's investment in Ace is less than 20% of its total assets as of December 31, 1999, as adjusted on a pro forma basis pursuant to Item 310(c)(4) for the acquisition of All Waste Disposal Service, Inc., Lisbon Landfill, Inc. and Tri-State Waste Services, Inc. in fiscal 2000;

(ii) The Company's proportionate share of the total assets of the Ace is less than 20% of its total assets as of December 31, 1999, as adjusted on a pro forma basis pursuant to Item 310(c)(4) for the acquisition of All Waste Disposal Service, Inc., Lisbon Landfill, Inc. and Tri-State Waste Services, Inc. in fiscal 2000; and

(iii) Neither the Company nor Ace had earnings from continuing operations in the most recently completed fiscal year.

(b) Pro Forma Financial Information: No pro forma financial statements are filed because historical financial statements of Ace are not required pursuant to Item 310(c) of Regulation S-B.

(c) Exhibits:

Regulation S-B No.	Exhibit
10.1	Purchase and Sale Agreement dated December 13, 2000*
10.2	Shareholder Agreement of Ace Waste Services, Inc.*
10.3	Option Agreement of Janet Drialo-McArdle*

* Incorporated by reference from Form 8-K filed on or about March 6, 2001.

Item 8. Change in Fiscal Year.

Not Applicable.

Item 9. Sales of Equity Securities Pursuant to Regulation S

Not Applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WASTEMASTERS, INC.
Date: March 30, 2001	/s/ A. Leon Blaser
By: A. Leon Blaser, Chief Executive Officer